UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive	Proxy Statement

☒	Definitive	Additional Materials

☐	Soliciting	Material under §240.14a-12

GSI Technology, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

1213 Elko Drive

Sunnyvale, CA 94089

408.331.8800

August 4, 2022

Dear Stockholder:

We previously sent you proxy material for the GSI Technology, Inc. annual meeting to be held virtually on August 25, 2022. To ensure that your shares are counted, please take a moment right now and return the enclosed proxy card.

Our Board of Directors believe the proposals are in the best interests of the Company and its stockholders and unanimously recommends that you vote “FOR” all proposals on the agenda.

In order to make it convenient for you to vote, we are enclosing a duplicate proxy card for your use. We have also made arrangements for you to be able to vote by telephone or internet, as well as by mail. Simply follow the instructions on the enclosed proxy card.

Please vote by telephone or internet today! Remember - every share and every vote counts! You may also sign, date and mail your proxy card in the envelope provided. If you have any questions or need assistance in voting, please call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885.

Thank you for your continued support.

Sincerely,

Lee-Lean Shu

President, Chief Executive Officer and Chairman

Additional Information and Where to Find It

GSI Technology, Inc. (the “Company”) filed the definitive proxy statement and proxy card with the U.S. Securities and Exchange Commission (the “SEC”) on July 18, 2022 (the “Proxy Statement”) in connection with the Company’s annual meeting of stockholders. Stockholders as of the record date of July 6, 2022, are eligible to vote at the annual meeting. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT AND PROXY CARD, AND ANY SUPPLEMENTS THERETO, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a copy of the Proxy Statement and other relevant documents filed by the Company with the SEC free of charge from the SEC’s website, www.sec.gov, or by directing a request by mail to GSI Technology, Inc., Attention: Secretary, at 1213 Elko Drive, Sunnyvale, California, 94089, or by visiting the investor relations section of the Company’s website, www.gsitechnology.com.

Certain Information Regarding Participants to the Solicitation

The Company and its directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the business to be conducted at the annual meeting. Stockholders may obtain information regarding the names, affiliations and interests of GSI Technology’s directors and executive officers included in or incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022, which was filed with the SEC on June 29, 2022, or from the Proxy Statement. To the extent the holdings of the Company’s securities by the Company’s directors and executive officers have changed since the numbers set forth in the Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.